ARTICLES OF INCORPORATION

                                       OF

                     TRANSPACIFIC INTERNATIONAL GROUP CORP.

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      FIRST: The name of this corporation is:

                     TRANSPACIFIC INTERNATIONAL GROUP CORP.

      SECOND: Its principal office in the State of Nevada is located at 502 East John Street, Carson City, Nevada, 89706. The name and address of its resident agent is CSC Services of Nevada, Inc., at the above address.

      THIRD: The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada;

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

      FOURTH: The total authorized capital stock of the corporation is Twenty Million (20,000,000) Shares With A Par Value of $0.0001 Per Share.

      FIFTH: The governing board of this corporation shall be known as directors and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.

The name and post office address of the first board of directors, which shall be three in number, is as follows:

         NAME                                      POST OFFICE ADDRESS

Hong Cao                                  203 Howard St., Waverly, NY 14892
David Chang                               401 Broadway, Ste 1207, NY, NY 10013
Tommy Chio                                Bank of China Bldg., 27/F A D Avenida,
                                          Doutor Mario, Soares, Macao

      SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.


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      SEVENTH:  The name and post office address of the incorporator signing the articles of incorporation is as follows:

         NAME                                    POST OFFICE ADDRESS

Sharon Branscome                                 1013 Centre Road
                                                 Wilmington, DE 19805

      EIGHTH: The corporation is to have perpetual existence.

      NINTH: In furtherance and not in limitation of the powers conferred by statue, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

      TENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

      ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

      I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this sixth day of October, A.D. 1995.

                                                  /s/ Sharon Branscome
                                                  -----------------------------
                                                  Sharon Branscome, Incorporator